Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in this Registration Statement on Form S-3 pertaining to the registration of $1,000,000,000 of its Common Units, Partnership Securities, and Debt Securities of our reports (a) dated December 8, 2005, with respect to the consolidated financial statements and schedule of Inergy, L.P. and Subsidiaries for the year ended September 30, 2005, Inergy, L.P. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Inergy, L.P. included in its Annual Report (Form 10-K), and (b) dated December 8, 2005 with respect to the balance sheet of Inergy GP, LLC as of September 30, 2005 included in Inergy, L.P.’s Current Report (Form 8-K/A) dated January 6, 2006, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City, Missouri

March 7, 2006